UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2012

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On November 4, 2012, the Board of Directors (“Board”) of Bazaarvoice, Inc. (the “Company”), appointed Stephen R. Collins as President and Chief Executive Officer and as a member of the Board of Directors of the Company.

Mr. Collins, age 47, has served as the Company’s Chief Financial Officer since September 2010 and as Chief Innovation Officer since January 2012. Since May 2009, Mr. Collins has served as Managing Partner at Natchez Advisors, LLC, a company he established to invest in and provide management advisory services to early-stage technology companies based in Tennessee. As part of his activities at Natchez Advisors, Mr. Collins served from May 2009 to March 2010 as interim Chief Executive Officer of Moontoast, Inc., a social commerce network company. Mr. Collins continues to serve as a member of the board of directors of Moontoast. From April 2010 to June 2010, Mr. Collins served as Chief Financial Officer and Chief Strategy Officer of edo Interactive, Inc., a marketing services and electronics payments company. From January 2008 to April 2009, Mr. Collins was primarily engaged in the sale of all remaining assets and the dissolution of White Horse, Inc. (formerly Juris, Inc., a legal software solutions business that was sold to LexisNexis, a division of Reed Elsevier Inc., in July 2007), as well as managing his personal investments. From June 2002 to July 2003, Mr. Collins served as Chief Operating Officer and then from July 2003 to December 2007 as President and Chief Executive Officer of Juris, Inc. Mr. Collins previously served in a variety of positions, including Chief Financial Officer and Chief Information Officer, at DoubleClick, Inc., which was sold to Google, Inc. and provides advertising management and technology solutions for digital media, various finance positions for Colgate-Palmolive Company and as an auditor for the accounting firm of PricewaterhouseCoopers LLP. Mr. Collins received a B.S. in accounting from the University of Alabama and is a C.P.A.

In connection with this appointment, the Board approved an option grant to purchase 800,000 shares of Company common stock and a performance-based option grant to purchase 100,000 shares of Company common stock. The Board also approved an increase in Mr. Collins’s annual base salary and annual target bonus under the Company’s 2013 Bonus Plan for the 12 months ending April 30, 2013 (“Fiscal Year 2013”). Effective November 4, 2012, Mr. Collins’s base salary was increased from $275,000 to $340,000, and Mr. Collins’s annual target bonus under the Company’s 2013 Bonus Plan was increased from 60% of his annual base salary to 80% of his annual base salary, or $272,000. Upon a termination without cause, Mr. Collins would be entitled to severance equal to six-months base salary, and an additional six-months base salary if such termination occurs in connection with a change of control of the Company. Upon a change of control, vesting of 50% of the shares subject to Mr. Collins’ equity grants will accelerate, and if Mr. Collins is terminated in connection with a change of control, vesting of the balance of the shares subject to Mr. Collins’ equity grants will accelerate.

There are no family relationships between Mr. Collins and any director or executive officer of the Company, and Mr. Collins has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Collins was appointed as a Class I director.

Resignation of President and Chief Executive Officer; Appointment of Vice Chairperson of the Board

Mr. Collins succeeds Brett A. Hurt, who resigned from his positions as President and Chief Executive Officer on November 4, 2012. Mr. Hurt will continue to serve on the Board and was appointed Vice Chairperson of the Board, effective November 4, 2012.

Item 7.01	Regulation FD Disclosure.

On November 5, 2012, the Company issued a press release announcing certain executive leadership changes, the acquisition of Longboard Media, Inc., and refining guidance ranges for the Company’s quarter ended October 31, 2012 and for Fiscal Year 2013. A copy of the press release is furnished herewith as Exhibit 99.1. In addition, on November 5, 2012, the Company will hold a conference call relating to the press release.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Bazaarvoice, Inc. Press Release, dated November 5, 2012.

The information furnished in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities of Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Bryan C. Barksdale

Bryan C. Barksdale General Counsel and Secretary

Date: November 5, 2012